Exhibit 10.07

July 9, 2001

FBR Asset Investment Corporation
Arlington Capital, Inc.
1001 Nineteenth Street North
Arlington, Virginia 22209

Re: Fee-sharing Arrangement

Dear Sirs:

        The purpose of this Letter Agreement is to set forth the terms by which Arlington Capital, Inc. ("AC"), a subsidiary of FBR Asset Investment Corporation ("FBRAIC"), will share certain fees with Friedman, Billings, Ramsey & Co., Inc. ("FBR").

 1.  Sharing in FBR Fees.

            From time to time, FBR presents investment opportunities to FBRAIC and AC. These investment opportunities may be equity investments in or loans to companies or other entities (an "Investment") that FBR has been retained to provide, or is soliciting for, investment banking business. FBR hereby agrees to (a) determine in good faith whether FBRAIC's or AC's commitment to an Investment could be a contributing factor to such entity's decision, if any, to engage FBR to provide such entity with investment banking services or would facilitate the provision of such investment banking services to the entity and (b) advise FBRAIC and AC of such determination. In the event that FBR makes a positive determination with regard to FBRAIC's or AC's commitment to an Investment, FBR and AC shall execute a letter agreement in the form of Exhibit A setting forth the terms of the fee-sharing arrangement between them with respect to certain fees paid in connection with FBR's provision of investment banking services. Such terms shall include payment by FBR to FBRAIC or AC of 10% of the net investment banking fees, if any, paid to FBR as a result of any engagement of FBR by the entity during a term specified in the fee-sharing agreement with respect to such entity.

        The parties acknowledge that the types of engagements that could result in a fee payable to FBRAIC or AC pursuant to the terms hereof will include, but not be limited to, securities underwriting services, private placements of securities, merger and acquisition advisory services and other financial advisory services.

        The parties further acknowledge that no investment in or loan to any entity by FBRAIC or AC will require such entity to engage FBR for any services whatsoever, and none of the terms of any investment in or loan to such entity will be affected by the entity's decision to engage or not to engage FBR to provide it with any services whatsoever. FBRAIC and AC further acknowledge that their decision to make an Investment in an entity does not guarantee that FBR will be engaged by that entity or that, if engaged, FBR will be paid any fees and, therefore, FBRAIC and AC cannot be assured that they will share in any fee with FBR. FBRAIC and AC, further acknowledge that, even if FBR is engaged by an entity, that entity may decide that it will not accept an investment from FBRAIC or AC.

        The parties agree that the payments made pursuant to this Letter Agreement will be made on a quarterly basis within 45 days after the end of the quarter; such payments shall include all fees that FBRAIC and AC are entitled to receive for the quarter immediately prior to the relevant payment date.

         2. Conditions to Payment of Underwriting Fees.
    Any payment of a portion of underwriting fees earned by FBR pursuant to the terms of this Letter Agreement is conditioned upon AC becoming registered as a broker-dealer with the appropriate regulatory authorities.
    To the extent AC becomes entitled to receive 10% of any underwriting fees earned by FBR pursuant to the terms of Section 1, FBR and AC agree that AC will be engaged by FBR to provide FBR with assistance in providing the investment banking services that give rise to the underwriting fees.
    To the extent AC becomes entitled to receive 10% of any investment banking fee other than an underwriting fee, AC agrees that, if requested by FBR, it will be engaged by FBR to provide FBR with assistance in providing the investment banking services that give rise to the such fees.
    AC agrees to abide by the terms of NASD Rule 2740 and accordingly, shall only pay fees it receives pursuant to this Letter Agreement to a party that is a broker-dealer actually engaged in the investment banking or securities business and that is receiving the fees as consideration for services rendered in connection with the investment banking services that give rise to the fees.
        3.  Term and Termination.

        The term of this Letter Agreement shall be two (2) years unless earlier terminated upon mutual agreement in writing by the parties. This Letter Agreement shall automatically renew for additional one (1) year periods unless the parties mutually agree in writing to terminate this Letter Agreement prior to the expiration of the then-current term. Notwithstanding the above, this Letter Agreement shall terminate immediately, if FBR Investment Management, Inc. is terminated as the investment advisor to FBRAIC. Upon termination of this Letter Agreement as a result of the termination of FBR Investment Management, Inc., any fees then due to FBRAIC and AC shall be paid to FBRAIC and AC on the next scheduled payment date.

        4.  Entire Agreement; Integration Clause.

        This Letter Agreement, including the exhibit hereto, sets forth the entire agreements and understandings of the parties hereto with respect to the subject matter of this Letter Agreement, and any prior agreements are hereby merged herein and terminated.

        5.  No Oral Modification or Waivers.

        The terms of this Letter Agreement may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

        6.  Governing Law and Waiver if Jury Trial.

        The laws of the Commonwealth of Virginia (other than its conflicts of law principles) shall govern this Letter Agreement. In any dispute or claim arising under or in connection with this Agreement, the parties hereto waive all of their rights to a trial by jury.

        7.  Headings.

        The headings of the paragraphs and sub-paragraphs of this Letter Agreement are inserted for convenience only and do not constitute a part of this Letter Agreement.

        8.  Severability.

        To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Letter Agreement shall remain unchanged and in full force and effect.

        Please signify your acceptance of the terms of this Letter Agreement by executing below where indicated and returning such executed agreement to us.

Sincerely,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:   /s/ Emanuel J. Friedman
Name: Emanuel J. Friedman
Title: Chairman and Co-Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED

FBR ASSET INVESTMENT CORPORATION

By:   /s/ Eric F. Billings
Name: Eric F. Billings
Title: Chairman and Chief Executive Officer

ARLINGTON CAPITAL, INC.

By:   /s/ Eric F. Billings
Name: Eric F. Billings
Title: Chairman and Chief Executive Officer

Exhibit A

[date]

Arlington Capital, Inc.
1001 Nineteenth Street North
Arlington, Virginia 22209
Attention:

Re: [name of investment opportunity]

Dear ___________:

        The purpose of this Letter Agreement is to set forth the terms of the fee-sharing arrangement for any fees that are generated for Friedman, Billings, Ramsey & Co. Inc. (FBR) from [name of investment opportunity] or any successor thereto.

        FBR hereby agrees to provide to Arlington Capital, Inc. ("AC") 10% of the [aggregate net fees] earned by FBR resulting from engagements of FBR by [name of investment opportunity] or any successor thereto from the date hereof through _________________ in exchange for assistance provided to FBR by AC in connection with the investment banking services that give rise to the fees and, in the case of underwriting fees for fixed price public offerings, services rendered by AC in the distribution.

        This Letter Agreement is entered into pursuant to the terms of the Letter Agreement dated __________, 2001, by and among FBR, FBR Asset Investment Corporation ("FBRAIC") and AC and all of the terms of such agreement are incorporated herein by reference.

Sincerely,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:
Name:
Title:

ACKNOWLEDGED, ACCEPTED AND AGREED

ARLINGTON CAPITAL, INC.

By:
Name:
Title: